Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Announces Appointment of Norman Jenkins to Board of Trustees

NEW YORK, NY, November 18, 2021 – Urban Edge Properties (NYSE:UE) today announced the appointment of Norman K. Jenkins to the Company’s Board of Trustees effective November 22, 2021.

Mr. Jenkins is a seasoned executive with over 25 years of real estate and leadership experience. He is President and Chief Executive Officer of Capstone Development, a privately-held firm he founded in 2009. Capstone develops and acquires commercial and multi-family real estate, with significant expertise in public-private partnerships and developing hospitality real estate that is typically affiliated with international lodging brands. Capstone currently owns a diverse portfolio comprised of hotels, street level retail and multi-family housing. Prior to founding Capstone, Mr. Jenkins spent 16 years with Marriott International, serving in several leadership positions before being named Senior Vice President of North American Lodging Development. Mr. Jenkins was the architect of Marriott’s industry-leading Diversity Ownership Initiative which was responsible for doubling the number of diverse-owned Marriott hotels over a three-year period to 500 hotels.

“We welcome Norm to our Board,” said Jeff Olson, Chairman and CEO. “He brings an extensive background in the real estate industry and successful track record of building industry-leading businesses. We look forward to his valuable insights and perspective as we continue to position Urban Edge and our portfolio of high-quality assets to deliver maximum value for our stakeholders.”

Mr. Jenkins also serves on the board of directors of Duke Realty (NYSE: DRE) and AutoNation, Inc. (NYSE: AN). Mr. Jenkins previously served on the Board of Directors of New Senior Investment Group, Inc., a publicly traded senior housing REIT from 2020 until its recent purchase by Ventas in September 2021. He is a member of the Washington, DC Developer Roundtable and is a former member of the Howard University Board of Trustees. Mr. Jenkins earned a BA in Accounting from Howard University, an MBA from George Washington University and is a certified public accountant.

ABOUT URBAN EDGE PROPERTIES

Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the New York metropolitan region. Urban Edge owns 75 properties totaling 16.4 million square feet of gross leasable area.